EXHIBIT 10.1

Life Time Fitness, Inc.
2011 Long-Term Incentive Plan

Restricted Stock Agreement
(2014 Grant with EPS Performance Metrics)

Name of Employee:
No. of Shares Covered:	Date of Issuance:
Vesting Schedule pursuant to Section 2 (Cumulative):
Vesting Date(s) March 1, 2015 March 1, 2016 March 1, 2017 March 1, 2018	No. of Shares Which Become Vested as of Such Date

This is a Restricted Stock Agreement (the “Agreement”) between Life Time Fitness, Inc., a Minnesota corporation (the “Company”), and the employee identified above (the “Employee”) effective as of the date of issuance specified above.
RECITALS
WHEREAS, the Company maintains the Life Time Fitness, Inc. 2011 Long-Term Incentive Plan (the “Plan”);
WHEREAS, pursuant to the Plan, the Company’s Compensation Committee, a committee of the Board of Directors (the “Committee”), administers the Plan and the Committee has the authority to grant awards under the Plan on behalf of the Company;
WHEREAS, the Committee has determined that the Employee is eligible to receive such an award under the Plan;
NOW, THEREFORE, the Company hereby grants this award of Restricted Shares to the Employee under the terms and conditions as follows.
TERMS AND CONDITIONS
1.    Grant of Restricted Stock.

(a)    Subject to the terms and conditions of this Agreement, the Company has issued to the Employee the number of Shares specified at the beginning of this Agreement. These Shares are

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subject to the restrictions provided for in this Agreement and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.”

(b)    The Restricted Shares will be evidenced by a book entry made in the records of the Company’s transfer agent in the name of the Employee (unless the Employee requests a certificate evidencing the Restricted Shares). All restrictions provided for in this Agreement will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share. Each Restricted Share will remain restricted and subject to forfeiture to the Company unless and until that Restricted Share has vested in the Employee in accordance with all of the terms and conditions of this Agreement. If a certificate evidencing any Restricted Share is requested by the Employee, the Company shall retain custody of any such certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing any such certificate, that the Employee tender to the Company a stock power duly executed in blank relating to such custody.

2.
Vesting. The Restricted Shares that have not previously been forfeited will vest in the numbers and on the dates specified in the Vesting Schedule at the beginning of this Agreement. In addition, the Restricted Shares that have not previously vested or been forfeited will vest immediately upon the first to occur of the following events: (i) death of the Employee; (ii) Total Disability of the Employee; (iii) in the event that the Employee’s employment is terminate by the Company for any reason other than Cause following a Change of Control as defined in the Plan within two years of such Change of Control; and (iv) a Change of Control if this Agreement is not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by the Committee. Notwithstanding the foregoing, the number of Restricted Shares vesting on each date specified in the Vesting Schedule at the beginning of this Agreement may be reduced based upon the relationship of the Company’s actual fully-diluted earnings-per-share (“EPS”) for 2014 to budgeted EPS for 2014 and the achievement of positive net income for 2014, as specifically set forth on Exhibit A attached hereto, as such targets may be amended from time-to-time by the Board.

Fully-diluted earnings-per-share shall have the same meanings as in the Company’s financial statements and calculated in accordance with GAAP on the Date of Issuance, provided that such metric shall be initially calculated so as to exclude all extraordinary and non-recurring events that have a negative impact on the financial metrics and to include all extraordinary and non-recurring events that have a positive impact on the financial metrics, subject to the further discretion of the Committee described below and, provided further, that in all cases, the metrics shall be calculated to include the compensation expense the Company has or would have recognized assuming that the vesting of all the Restricted Shares (and all awards of restricted shares with performance- or market-based vesting conditions) was probable on the date of grant, regardless of the amount actually recognized or any reversal of expense that may be recognized. The Committee shall have discretion to make such adjustments as it deems appropriate to the calculation of the financial metrics described above for purposes of determining whether the metrics have been satisfied, provided that no such adjustment shall be made that has the effect of causing the financial metrics to be satisfied (i.e., only “negative” discretion, which has the effect of precluding the vesting of the Restricted Shares, is permitted). The Committee shall determine whether the performance hurdle was achieved as promptly as practicable following review of the Company’s audited fiscal 2014 financial results.

In the event that a reduction is applied to the Vesting Schedule at the beginning of this Agreement (a) such a reduction shall occur immediately upon determination by the Committee that the performance hurdle was not achieved and (b) if such reduction would cause the number of Restricted

Shares subject to vesting on each date specified in the Vesting Schedule to be a fraction of a share, the number of Restricted Shares subject to vesting on each of the first two dates specified in the Vesting Schedule shall be rounded down to the nearest whole-share while the number of Restricted Shares subject to vesting on each of the last two dates specified in the Vesting Schedule shall be rounded up to the nearest whole-share.

3.
Lapse of Restrictions; Issuance of Unrestricted Shares. Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to forfeiture as provided in Section 4 of this Agreement. Upon the vesting of any Restricted Shares, all restrictions on such Restricted Shares will lapse.

4.
Forfeiture. In the event that (i) the Employee’s employment is terminated for any reason, whether by the Company, by the Employee or otherwise, voluntarily or involuntarily, other than in the circumstances described in Section 2 of this Agreement, (ii) the Company fails to meet the performance targets specified in Section 2 (but only to the extent of forfeiture as specified in Section 2) or (ii) the Employee attempts to sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber any of the Restricted Shares or the Restricted Shares become subject to attachment or any similar involuntary process, then any Restricted Shares that have not previously vested shall be forfeited by the Employee to the Company, the Employee shall thereafter have no right, title or interest whatever in such Restricted Shares (and any dividends accrued with respect to such Restricted Shares), and, if the Company does not have custody of any and all certificates representing Restricted Shares so forfeited, the Employee shall immediately return to the Company any and all certificates representing Restricted Shares so forfeited. If the Restricted Shares are evidenced by a book entry made in the records of the Company’s transfer agent, then the Company will be authorized to cause such book entry to be adjusted to reflect the number of Restricted Shares so forfeited.

5.
Shareholder Rights. As of the date of issuance specified at the beginning of this Agreement, the Employee shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares (including voting rights and the right to receive dividends and other distributions); provided, however, any dividends declared and paid on the Restricted Shares prior to vesting shall be accrued and held by the Company as a general obligation and paid to the Employee only if, when and to the extent the related Restricted Shares vest and become non-forfeitable as provided in Section 2 hereof.

6.	Restrictive Legends and Stop-Transfer Orders.
(a)    The book entry or certificate representing the Restricted Shares shall contain a notation or bear the following legend (as well as any notations or legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions and the Company’s rights to reacquire the Restricted Shares set forth in this Agreement:
“THE SHARES REPRESENTED BY THIS [BOOK ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
(b)    The Employee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any,

and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)    The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

7.
Tax Consequences and Withholdings. The Employee understands that unless a proper and timely Section 83(b) election has been made as further described below, generally under Section 83 of the Code, at the time the Restricted Shares vest, the Employee will be obligated to recognize ordinary income and be taxed in an amount equal to the Fair Market Value as of the date of vesting for the Restricted Shares then vesting. The Employee shall be solely responsible for any tax obligations that may arise as a result of the Restricted Shares.

8.
Section 83(b) Election. The Employee has been informed that, with respect to the grant of Restricted Shares, an election may be filed by the Employee with the Internal Revenue Service, within 30 days of the date of issuance, electing pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Restricted Shares on the date of issuance. The Employee acknowledges that it is the Employee’s sole responsibility to timely file the election under Section 83(b) of the Code.

If the Employee makes such election, the Employee shall promptly provide the Company a copy and the Company may require at the time of such election an additional payment for withholding tax purposes based on the Fair Market Value of the Restricted Shares as of the date of issuance.

9.
Discontinuance of Employment. This Agreement shall not give the Employee a right to continued employment with the Company or any parent or subsidiary of the Company, and the Company or any such parent or subsidiary employing the Employee may terminate his/her employment at any time and otherwise deal with the Employee without regard to the effect it may have upon him/her under this Agreement.

10.
Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Employee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

11.
Award Subject to Plan, Articles of Incorporation and By‑Laws. The Employee acknowledges that the Restricted Shares are subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By‑Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

12.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Employee.

13.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

[Signature Page Follows]

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the ____ day of ____________, 20___.

EMPLOYEE

[Name]

LIFE TIME FITNESS, INC. (the “Company”)

By

     Its Executive Vice President

Exhibit A

Restricted Stock
Forfeiture Table

Actual EPS for 2014 as a Percentage	Percentage of Original Restricted Shares
of 2014 Budgeted EPS                  Granted to be Forfeited

100% or Above                            0%
99% to 100%                                2%
98% to 99%                                4%
97% to 98%                                6%
96% to 97%                                8%
95% to 96%                                10%
94% to 95%                                12%
93% to 94%                                14%
92% to 93%                                16%
91% to 92%                                18%
90% to 91%                                20%
89% to 90%                                24%
88% to 89%                                28%
87% to 88%                                32%
86% to 87%                                36%
85% to 86%                                40%
84% to 85%                                44%
83% to 84%                                48%
83% or Less                                50%

In the event that the Company’s net income for 2014 is less than $0, the entire amount of restricted shares granted pursuant to this Restricted Stock Agreement shall be forfeited in full.